SHARE EXCHANGE AGREEMENT

by and among

RICH MOUNTAIN ENTERPRISES LIMITED

THE SHAREHOLDER OF
Rich Mountain Enterprises Limited

RISE KING MANAGEMENT LIMITED

And

THE SHAREHOLDERS OF
RISE KING MANAGEMENT LIMITED

Dated as of July 30, 2011

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4.13	Intellectual Property	10
4.14	Labor Matters	10
4.15	SEC Documents; Undisclosed Liabilities.	10
4.16	Transactions With Affiliates and Employees	11
4.17	Investment Company	11
4.18	Foreign Corrupt Practices	11
4.19	Absence of Certain Changes or Events	11
4.20	Certain Registration Matters	12
4.21	Disclosure	12
4.22	No Undisclosed Events, Liabilities, Developments or Circumstances	12
4.23	No Additional Agreements	12

ARTICLE V Representations and Warranties of the Shell Company Shareholder		12
5.1	Good Title	12
5.2	Power and Authority	13
5.3	No Conflicts	13
5.4	Litigation	13
5.5	No Finder’s Fee	13
5.6	Disclosure	13

ARTICLE VI Conditions to Closing		13
6.1	Shell Company Conditions Precedent	13
6.2	RISE KING Conditions Precedent	14

ARTICLE VII Covenants		16
7.1	Amended Charter	16
7.2	Public Announcements	16
7.3	Fees and Expenses	16
7.4	Continued Efforts	16
7.5	Exclusivity	16
7.6	Filing of 20-F	16
7.7	Furnishing of Information	16
7.8	Access	16
7.9	Preservation of Business	16

ARTICLE VIII Miscellaneous		17
8.1	Notices	17
8.2	Amendments; Waivers	17
8.3	Replacement of Securities	18
8.4	Remedies	18
8.5	Limitation of Liability	18
8.6	Interpretation	18
8.7	Severability	18
8.8	Counterparts; Facsimile Execution	18
8.9	Entire Agreement; Third Party Beneficiaries	18
8.10	Survival	18
8.11	Governing Law	18
8.12	Assignment	19

SCHEDULE A		22
ANNEX A Definitions		23

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of July 30, 2011, is by and among RICH MOUNTAIN ENTERPRISES LIMITED, a British Virgin Islands company (the “Shell Company”), the shareholder of the Shell Company set forth on Schedule A hereto (the “Shell Company Shareholder”), RISE KING MANAGEMENT LIMITED, a British Virgin Islands company (“RISE KING”), and the shareholders of RISE KING set forth on Schedule A hereto (the “RISE KING Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.           Shell Company is a company incorporated with limited liability under the laws of the British Virgin Islands with no significant operations.

B.           RISE KING is a company incorporated with limited liability under the laws of the British Virgin Islands.

C.           RISE KING has 50,000 ordinary shares (the “RISE KING Stock”) issued and outstanding, all of which are held by the RISE KING Shareholders according to the allocation set forth on Schedule A hereto.  Each of the RISE KING Shareholders has agreed to transfer each of its shares of RISE KING Stock in exchange for 140 newly issued ordinary shares of Shell Company (the “Shell Company Stock”).

D.           The Shell Company Shareholder has agreed to transfer all of the capital stock of the Shell Company issued and outstanding on the Closing Date in exchange for an aggregate of $200,000 (which is equal to $0.04 per share following the effectiveness of the Amended Charter (defined below)) in cash.

E.           The Shell Company Stock to be issued and transferred to the RISE KING Shareholders pursuant to this Agreement constitutes all of the issued and outstanding capital stock of the Shell Company as of and immediately after the Closing (as defined in Section 1.2 below).

F.           The Board of Directors of each of the Shell Company and RISE KING has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1           Share Exchange.  At the Closing, (i) each of the RISE KING Shareholders shall sell, transfer, convey, assign and deliver to the Shell Company each share of its RISE KING Stock free and clear of all Liens, in exchange for 140 newly issued ordinary shares of Shell Company Stock (referred to herein as the “Shares”), according to the allocation set forth on Schedule B hereto and (ii) the Shell Company Shareholder shall sell, transfer, convey, assign and deliver to the RISE KING Shareholders all of the capital stock of the Shell Company issued and outstanding on the Closing Date free and clear of all Liens in exchange for an aggregate of $200,000 (which is equal to $0.04 per share following the effectiveness of the Amended Charter (defined below)) in cash, according to the allocation set forth on Schedule B hereto.

1.2           Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).  Subsequent to the Closing, the RISE KING Shareholders shall bear responsibility for registering the Transactions with the Shell Company’s registered agent in the British Virgin Islands.

ARTICLE II
Representations and Warranties of the RISE KING Shareholders

Each of the RISE KING Shareholders severally (and not jointly) hereby represents and warrants to Shell Company and Shell Company Shareholder as follows.

2.1           Good Title.  The RISE KING Shareholder is the record and beneficial owner, and has good title to its RISE KING Stock, with the right and authority to sell and deliver such RISE KING Stock, free and clear of all Liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Shell Company as the new owner of such RISE KING Stock in the share register of RISE KING, Shell Company will receive good title to such RISE KING Stock, free and clear of all Liens.

2.2           Organization.  The RISE KING Shareholder is duly organized and validly existing in its jurisdiction of organization.

2.3           Power and Authority.  The RISE KING Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the RISE KING Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the RISE KING Shareholder, enforceable against the RISE KING Shareholders in accordance with the terms hereof.

2.4           No Conflicts.  The execution and delivery of this Agreement by the RISE KING Shareholder and the performance by the RISE KING Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the RISE KING Shareholder; and (c) will not violate or breach any contractual obligation to which the RISE KING Shareholder is a party.

2.5           Litigation.  There is no pending proceeding against the RISE KING Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the RISE KING Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6           No Finder’s Fee.  The RISE KING Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the RISE KING Shareholder.

2.7           Purchase Entirely for Own Account.  The RISE KING Shareholder is acquiring the Shell Company Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the RISE KING Shareholder has no present intention of selling or otherwise distributing the Shell Company Stock, except in compliance with applicable securities laws.

2.8           Available Information.  The RISE KING Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Shell Company and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shell Company Stock.

2.9           Non-Registration.  The RISE KING Shareholder understands that the Shell Company Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the RISE KING Shareholder’s  representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Shell Company Stock in accordance with the Shell Company Constituent Instruments or the laws of its jurisdiction of incorporation.

2.10         Restricted Securities.  The RISE KING Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the RISE KING Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The RISE KING Shareholder further acknowledges that if the Shares are issued to the RISE KING Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The RISE KING Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11         Accredited Investor.  The RISE KING Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and the RISE KING Shareholder was not organized for the specific purpose of acquiring the Shares.

2.12         Additional Legend.  The RISE KING Shareholder consents to Shell Company making a notation on its records or giving instructions to any transfer agent of Shares in order to implement the restrictions on transfer of the Shares.

2.13         Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the RISE KING Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of RISE KING

Subject to the exceptions set forth in the RISE KING Disclosure Letter (regardless of whether or not the RISE KING Disclosure Letter is referenced below with respect to any particular representation or warranty), RISE KING represents and warrants to Shell Company, the Shell Company Shareholder and the RISE KING Shareholders as follows.

3.1           Organization, Standing and Power.  RISE KING and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on RISE KING and its subsidiaries taken as a whole, a material adverse effect on the ability of RISE KING to perform its obligations under this Agreement or on the ability of RISE KING to consummate the Transactions (a “RISE KING Material Adverse Effect”). RISE KING and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a RISE KING Material Adverse Effect. RISE KING has delivered to Shell Company true and complete copies of the RISE KING Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2          Subsidiaries; Equity Interests.

(a)           The RISE KING Disclosure Letter lists each subsidiary of RISE KING and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by RISE KING or by another subsidiary of RISE KING, free and clear of all Liens.

(b)           Except for its interests in its subsidiaries, RISE KING does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3          Capital Structure.  The authorized capital stock of RISE KING consists of 50,000 ordinary shares, all of which are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of RISE KING are issued, reserved for issuance or outstanding.  Except as disclosed in the RISE KING Disclosure Letter, RISE KING is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of RISE KING and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the jurisdiction in which such entity was organized, the organizational documents of any such entity or any Contract to which RISE KING is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of RISE KING or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of RISE KING Stock or the capital stock of any of its subsidiaries may vote (“Voting RISE KING Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which RISE KING or any of its subsidiaries is a party or by which any of them is bound (a) obligating RISE KING or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, RISE KING or any of its subsidiaries or any Voting RISE KING Debt, (b) obligating RISE KING or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of RISE KING or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of RISE KING to repurchase, redeem or otherwise acquire any shares of capital stock of RISE KING.

3.4          Authority; Execution and Delivery; Enforceability.  RISE KING has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by RISE KING of this Agreement and the consummation by RISE KING of the Transactions have been duly authorized and approved by the Board of Directors of RISE KING and no other corporate proceedings on the part of RISE KING are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against RISE KING in accordance with its terms.

3.5          No Conflicts; Consents.

(a)           The execution and delivery by RISE KING of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of RISE KING or any of its subsidiaries under, any provision of (i) the RISE KING Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which RISE KING or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to RISE KING or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a RISE KING Material Adverse Effect.

(b)           Except for required filings with the SEC, and filings in the British Virgin Islands in connection with the Amended Charter (defined below), no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to RISE KING or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6          Taxes.

(a)           RISE KING and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a RISE KING Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a RISE KING Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of RISE KING know of no basis for any such claim.

(b)           The RISE KING Financial Statements reflect an adequate reserve for all Taxes payable by RISE KING and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against RISE KING or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a RISE KING Material Adverse Effect.

3.7          Benefit Plans.

(a)           Neither RISE KING nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of RISE KING or any of its subsidiaries. As of the date of this Agreement there are not any severance or termination agreements or arrangements between RISE KING or any of its subsidiaries and any current or former employee, officer or director of RISE KING or any of its subsidiaries, nor does RISE KING or any of its subsidiaries have any general severance plan or policy.

3.8          Litigation.  There is no Action against or affecting RISE KING or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a RISE KING Material Adverse Effect. Neither RISE KING nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9          Compliance with Applicable Laws.  Except as set forth in the RISE KING Disclosure Letter, RISE KING and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a RISE KING Material Adverse Effect. RISE KING has not received any written communication during the past two years from a Governmental Entity that alleges that RISE KING is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10          Contracts.  Neither RISE KING nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a RISE KING Material Adverse Effect.

3.11        Title to Properties.  RISE KING and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which RISE KING or any of its subsidiaries has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of RISE KING and its subsidiaries to conduct business as currently conducted.

3.12        Intellectual Property.  RISE KING and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of RISE KING and its subsidiaries taken as a whole. There are no claims pending or, to the knowledge of RISE KING, threatened that RISE KING or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of RISE KING, no person is infringing the rights of RISE KING or any of its subsidiaries with respect to any Intellectual Property Right.

3.13        Labor Matters.  There are no collective bargaining or other labor union agreements to which RISE KING or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of RISE KING, is imminent with respect to any of the employees of RISE KING.

3.14        Financial Statements; Liabilities.  RISE KING has delivered to Shell Company its audited consolidated financial statements for the fiscal years ended April 30, 2010 and 2009 (the “RISE KING Financial Statements”). The RISE KING Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The RISE KING Financial Statements fairly present in all material respects the financial condition and operating results of RISE KING, as of the dates, and for the periods, indicated therein. RISE KING does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to April 30, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the RISE KING Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a RISE KING Material Adverse Effect.

3.15        Investment Company.  RISE KING is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.16        Foreign Corrupt Practices.  Neither RISE KING, nor any of its subsidiaries, nor, to RISE KING’s knowledge, any director, officer, agent, employee or other person acting on behalf of RISE KING or any of its subsidiaries has, in the course of its actions for, or on behalf of, RISE KING (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.17        Absence of Certain Changes or Events.  Except as disclosed in the RISE KING Financial Statements, from April 30, 2010 to the date of this Agreement, RISE KING has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of RISE KING or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a RISE KING Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a RISE KING Material Adverse Effect;

(c)           any waiver or compromise by RISE KING or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by RISE KING or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a RISE KING Material Adverse Effect;

(e)           any material change to a material Contract by which RISE KING or any of its subsidiaries or any of its respective assets is bound or subject;

(f)           any mortgage, pledge, transfer of a security interest in, or lien, created by RISE KING or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair RISE KING’s or its subsidiaries’ ownership or use of such property or assets;

(g)           any loans or guarantees made by RISE KING or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h)           any alteration of RISE KING’s method of accounting or the identity of its auditors;

(i)            any declaration or payment of dividend or distribution of cash or other property to the RISE KING Shareholders or any purchase, redemption or agreements to purchase or redeem any RISE KING Stock;

(j)            any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k)           any arrangement or commitment by RISE KING or any of its subsidiaries to do any of the matters described in this Section 3.20.

3.18        Disclosure.  RISE KING confirms that neither it nor any person acting on its behalf has provided Shell Company or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Shell Company under a shell company report on Form 20-F filed within four business days after the Closing. RISE KING understands and confirms that Shell Company will rely on the foregoing representations and covenants in effecting transactions in securities of RISE KING. All of the representations and warranties of RISE KING set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
Representations and Warranties of Shell Company

Shell Company represents and warrants as follows to RISE KING and the RISE KING Shareholders.

4.1          Organization, Standing and Power.  Shell Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Shell Company, a material adverse effect on the ability of Shell Company to perform its obligations under this Agreement or on the ability of Shell Company to consummate the Transactions (a “Shell Company Material Adverse Effect”). Shell Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Shell Company Material Adverse Effect. Shell Company has delivered to RISE KING or its counsel true and complete copies of the Shell Company Constituent Instruments.

4.2          Subsidiaries; Equity Interests.  Shell Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3          Capital Structure.  Upon the effectiveness of the Amended Charter (defined below), the authorized capital stock of Shell Company shall consist of 100,000,000 ordinary shares of $0.01 par value each. As of the date hereof, (a) 50,000 ordinary shares are issued and outstanding, (b) no preference shares are issued and outstanding, and (c) no ordinary shares or preference shares are held by Shell Company in its treasury. Upon the effectiveness of the Amended Charter (defined below), (a) 5,000,000 ordinary shares will be issued and outstanding, (b) no preference shares will be issued and outstanding, and (c) no ordinary shares or preference shares will be held by Shell Company in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Shell Company were issued, reserved for issuance or outstanding. Upon the effectiveness of the Amended Charter (defined below), all outstanding shares of the capital stock of Shell Company, and all such shares that may be issued prior to date, will be duly authorized, validly issued, fully paid and nonassessable.  None of the outstanding shares of capital stock are subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the Shell Company Constituent Instruments or any Contract to which Shell Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Shell Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shell Company’s ordinary shares may vote (“Voting Shell Company Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Shell Company is a party or by which it is bound (a) obligating Shell Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Shell Company or any Voting Shell Company Debt, (b) obligating Shell Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Shell Company. As of the date of this Agreement, there are not any outstanding contractual obligations of Shell Company to repurchase, redeem or otherwise acquire any shares of capital stock of Shell Company. The RISE KING Shareholder list provided to RISE KING is a current shareholder list and accurately reflects all of the issued and outstanding shares of Shell Company’s capital stock.

4.4          Authority; Execution and Delivery; Enforceability.  The execution and delivery by Shell Company of this Agreement and the consummation by Shell Company of the Transactions have been duly authorized and approved by the Board of Directors of Shell Company and no other corporate proceedings on the part of Shell Company are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Shell Company, enforceable against Shell Company in accordance with the terms hereof.

4.5          No Conflicts; Consents.

(a)           The execution and delivery by Shell Company of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Shell Company under, any provision of (i) the Shell Company Constituent Instruments, (ii) any material Contract to which Shell Company is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Shell Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Shell Company Material Adverse Effect.

(b)           Except for required filings with the SEC, and filings in the British Virgin Islands in connection with the Amended Charter (defined below), no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Shell Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6          Taxes.

(a)           Shell Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Shell Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Shell Company Material Adverse Effect.

(b)           The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Shell Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Shell Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Shell Company Material Adverse Effect.

(c)           There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Shell Company. Shell Company is not bound by any agreement with respect to Taxes.

4.7          Benefit Plans.  Shell Company does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Shell Company. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Shell Company and any current or former employee, officer or director of Shell Company, nor does Shell Company have any general severance plan or policy.

4.8          Benefit Plans.  Shell Company does not, and since its inception never has, maintained or contributed to any benefit plan for the benefit of any current or former employees, consultants, officers or directors of Shell Company.

4.9          Litigation.  There is no Action against or affecting Shell Company or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Shell Company Material Adverse Effect. Neither Shell Company nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10        Compliance with Applicable Laws.  Shell Company is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Shell Company Material Adverse Effect. Shell Company has not received any written communication during the past two years from a Governmental Entity that alleges that Shell Company is not in compliance in any material respect with any applicable Law. Shell Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Shell Company Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11        Contracts.  Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Shell Company taken as a whole. Shell Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Shell Company Material Adverse Effect.

4.12        Title to Properties.  Shell Company has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Shell Company has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Shell Company to conduct business as currently conducted. Shell Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Shell Company enjoys peaceful and undisturbed possession under all such material leases.

4.13        Intellectual Property.  Shell Company does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Shell Company, threatened that Shell Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14        Labor Matters.  There are no collective bargaining or other labor union agreements to which Shell Company is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Shell Company, is imminent with respect to any of the employees of Shell Company.

4.15        SEC Documents; Undisclosed Liabilities.

(a)           Shell Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 23, 2011, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)           As of its respective filing date, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Reports. Except to the extent that information contained in the SEC Reports has been revised or superseded by any report, schedule, form, statement or other document filed by Shell Company with the SEC subsequent to the filing of such revised or superseded information, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Shell Company included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Shell Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           Except as set forth in the SEC Reports, Shell Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Shell Company or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Shell Company shall have been paid off and shall in no event remain liabilities of Shell Company, RISE KING or the RISE KING Shareholders following the Closing.

4.16        Transactions With Affiliates and Employees.  Except as disclosed in the SEC Reports, none of the officers or directors of Shell Company and, to the knowledge of Shell Company, none of the employees of Shell Company is presently a party to any transaction with Shell Company (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Shell Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17        Investment Company.  Shell Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.18        Foreign Corrupt Practices.  Neither Shell Company, nor to Shell Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of Shell Company has, in the course of its actions for, or on behalf of, Shell Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.19        Absence of Certain Changes or Events.  Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Shell Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of Shell Company from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a Shell Company Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Shell Company Material Adverse Effect;

(c)           any waiver or compromise by Shell Company of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Shell Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Shell Company Material Adverse Effect;

(e)           any material change to a material Contract by which Shell Company or any of its assets is bound or subject;

(f)           any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g)           any resignation or termination of employment of any officer of Shell Company;

(h)           any mortgage, pledge, transfer of a security interest in or lien created by Shell Company with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Shell Company’s ownership or use of such property or assets;

(i)            any loans or guarantees made by Shell Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)            any declaration, setting aside or payment or other distribution in respect of any of Shell Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Shell Company;

(k)           any alteration of Shell Company’s method of accounting or the identity of its auditors;

(l)            any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Shell Company stock option plans; or

(m)          any arrangement or commitment by Shell Company to do any of the matters described in this Section 4.19.

4.20        Certain Registration Matters.  Shell Company has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Shell Company registered with the SEC or any other governmental authority that have not been satisfied.

4.21        Disclosure.  Shell Company confirms that neither it nor any person acting on its behalf has provided RISE KING, the RISE KING Shareholder or their respective agents or counsel with any information that Shell Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Shell Company under a shell company report on Form 20-F filed within four business days after the Closing. Shell Company understands and confirms that RISE KING and the RISE KING Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Shell Company. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.22        No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Shell Company, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Shell Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by Shell Company of its ordinary shares and which has not been publicly announced or will not be publicly announced in a shell company report on Form 20-F filed within four business days after the Closing.

4.23        No Additional Agreements.  Shell Company does not have any agreement or understanding with RISE KING or the RISE KING Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Representations and Warranties of the Shell Company Shareholder

5.1          Good Title.  Upon the effectiveness of the Amended Charter, the Shell Company Shareholder will be the record and beneficial owner, and has good title to its Shell Company Stock, with the right and authority to sell and deliver such Shell Company Stock, free and clear of all Liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the RISE KING Shareholders as the new owner of such Shell Company Stock in the share register of Shell Company, the RISE KING Shareholders will receive good title to such Shell Company Stock, free and clear of all Liens provided that the Amended Charter is then effective.

5.2          Power and Authority.  The Shell Company Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shell Company Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shell Company Shareholder, enforceable against the Shell Company Shareholder in accordance with the terms hereof.

5.3          No Conflicts.  The execution and delivery of this Agreement by the Shell Company Shareholder and the performance by the Shell Company Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shell Company Shareholder; and (c) will not violate or breach any contractual obligation to which the Shell Company Shareholder is a party.

5.4          Litigation.  There is no pending proceeding against the Shell Company Shareholder that involves the Shell Company Stock to be sold by the Shell Company Shareholder pursuant to this Agreement or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shell Company Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

5.5          No Finder’s Fee.  The Shell Company Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the RISE KING Shareholder.

5.6          Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shell Company Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE VI
Conditions to Closing

6.1          Shell Company Conditions Precedent.  The obligations of the RISE KING Shareholders and RISE KING to enter into and complete the Closing are subject, at the option of the RISE KING Shareholders and RISE KING, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by RISE KING and the RISE KING Shareholders in writing.

(a)           Representations and Covenants.  The representations and warranties of Shell Company and Shell Company Shareholder contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Shell Company and Shell Company Shareholder shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Shell Company or the Shell Company Shareholders, respectively, on or prior to the Closing Date. Shell Company and Shell Company Shareholder shall have delivered to the RISE KING Shareholders and RISE KING a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions. No action, suit or proceeding before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body has or may have, in the reasonable opinion of RISE KING or the RISE KING Shareholders, a Shell Company Material Adverse Effect.

(c)           Consents.  Shell Company shall have obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and made all filings required to be made, for the authorization, execution and delivery of this Agreement and the consummation of the Transactions, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Shell Company Material Adverse Effect.

(d)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since April 30, 2010 which has had or is reasonably likely to cause a Shell Company Material Adverse Effect.

(e)           Amended Charter.  Shell Company shall have filed all necessary documents and taken all other necessary actions to amend its articles and memorandum of association in the form attached hereto as Exhibit A (the “Amended Charter”).

(f)           Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Shell Company, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to RISE KING and the RISE KING Shareholders.

(g)           Satisfactory Completion of Due Diligence.  RISE KING and the RISE KING Shareholders shall have completed their legal, accounting and business due diligence of Shell Company and the results thereof shall be satisfactory to RISE KING and the RISE KING Shareholders in their sole and absolute discretion.

(h)           SEC Reports.  Shell Company shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(i)            Secretary’s Certificate.  Shell Company shall have delivered to RISE KING and the RISE KING Shareholders a certificate, signed by Shell Company’s Secretary (or authorized director or officer), certifying that the attached copies of the Shell Company Constituent Instruments, as amended pursuant to the Charter Amendment,  and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(j)            Payoff Letters and Releases.  Shell Company shall have delivered to RISE KING and the RISE KING Shareholders such pay-off letters and releases relating to liabilities of Shell Company as RISE KING or the RISE KING Shareholders shall request, in form and substance satisfactory to RISE KING and the RISE KING Shareholders.

(k)           Issuance of Shares.  Shell Company and Shell Company Shareholder shall have issued the Shares on the Shell Company’s share registry. At or within five business days following the Closing, Shell Company and Shell Company Shareholder shall deliver to the RISE KING Shareholders a certificate representing the Shares.

(l)            No Governmental Prohibition.  No order, statute, rule, regulation. executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Transactions.

6.2          RISE KING Conditions Precedent.  The obligations of Shell Company and Shell Company Shareholder to enter into and complete the Closing is subject, at the option of Shell Company and Shell Company Shareholder, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Shell Company or Shell Company Shareholder in writing.

(a)           Representations and Covenants.  The representations and warranties of the RISE KING Shareholders and RISE KING contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The RISE KING Shareholders and RISE KING shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the RISE KING Shareholders and RISE KING on or prior to the Closing Date. Each of RISE KING and the RISE KING Shareholders shall have delivered to Shell Company and Shell Company Shareholder a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Shell Company and Shell Company Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of RISE KING.

(c)           Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the RISE KING Shareholders or RISE KING for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the RISE KING Shareholders or RISE KING, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a RISE KING Material Adverse Effect.

(d)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the RISE KING Financial Statements which has had or is reasonably likely to cause a RISE KING Material Adverse Effect.

(e)           Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Shell Company, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Shell Company.

(f)           Satisfactory Completion of Due Diligence.  Shell Company shall have completed its legal, accounting and business due diligence of RISE KING and the results thereof shall be satisfactory to Shell Company in its sole and absolute discretion.

(g)           Secretary’s Certificate.  RISE KING shall have delivered to Shell Company a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the RISE KING Constituent Instruments and resolutions of the Board of Directors of RISE KING approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)           Delivery of Audit Report and Financial Statements.  RISE KING shall have completed the RISE KING Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board.

(i)            Form 20-F.  RISE KING shall have provided Shell Company with reasonable assurances that Shell Company will be able to comply with its obligation to file a shell company report on Form 20-F within four (4) business days following the Closing containing the requisite financial statements of RISE KING and the requisite disclosure regarding RISE KING and its subsidiaries.

(j)            Share Transfer Documents.  The RISE KING Shareholders shall have delivered to Shell Company certificate(s) representing its RISE KING Stock, accompanied by an executed instrument of transfer and bought and sold note for transfer by the RISE KING Shareholders of its RISE KING Stock to Shell Company.

(k)           No Governmental Prohibition.  No order, statute, rule, regulation. executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Transactions.

(l)            Delivery of Purchase Price.  The RISE KING Shareholders shall have delivered to the Shell Company Shareholder the applicable purchase price for the Shares to be purchased by each RISE KING Shareholder.

ARTICLE VII
Covenants

7.1           Amended Charter.  Shell Company shall file all necessary documents and take all other necessary actions to amend its articles of association in accordance with the Amended Charter.

7.2           Public Announcements.  Shell Company and RISE KING will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.3           Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.4           Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.5           Exclusivity.  Neither Shell Company nor RISE KING shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Shell Company or RISE KING (as applicable), or any assets of Shell Company or RISE KING (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.6           Filing of 20-F.  Shell Company shall file, within four (4) business days of the Closing Date, a shell company report on Form 20-F and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of RISE KING and the requisite disclosure regarding RISE KING and its subsidiaries. In addition, Shell Company shall issue a press release at a mutually agreeable time following the Closing Date.

7.7           Furnishing of Information.  As long as the RISE KING Shareholders own the Shares, Shell Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Shell Company after the date hereof pursuant to the Exchange Act. As long as the RISE KING Shareholders own the Shares, if Shell Company is not required to file reports pursuant to such laws, it will prepare and furnish to the RISE KING Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the RISE KING Shareholders to sell Shares under Rule 144. Shell Company further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

7.8           Access.  Each of Shell Company and RISE KING shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

7.9           Preservation of Business.  From the date of this Agreement until the Closing Date, each of RISE KING and Shell Company shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VIII
Miscellaneous

8.1           Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Shell Company, to:

Wei Guo
RICH MOUNTAIN ENTERPRISES LIMITED
35/F Central Plaza
18 Harbour Road
Wanchai, Hong Kong

If to Shell Company Shareholder, to:

ETERNAL CITY INVESTMENTS LTD.
35/F Central Plaza
18 Harbour Road
Wanchai, Hong Kong

If to RISE KING, to:

Akara Bldg.,
24 De Castro Street,
Wickhams Cay 1, Road Town,
British Virgin Islands

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York  10036
Attention:  Bill Huo, Esq.

If to the RISE KING Shareholders, to:

No.1 Road,
Yuci Industrial Park,
Jinzhong City,
Yuci District, Jinzhong City, Shanxi, 030600,
People’s Republic of China

8.2           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by RISE KING, Shell Company, the RISE KING Shareholders and the Shell Company Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

8.3           Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Shell Company and Shell Company Shareholder shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Shell Company and Shell Company Shareholder of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Shell Company and Shell Company Shareholder may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.4           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the RISE KING Shareholders, Shell Company, RISE KING and Shell Company Shareholder will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.5           Limitation of Liability.  Notwithstanding anything herein to the contrary, each of Shell Company, RISE KING and the RISE KING Shareholders acknowledges and agrees that the liability of any Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

8.6           Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.7           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8           Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.9           Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with the RISE KING Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.10         Survival.  The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of eighteen (18) months.

8.11         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, (except to the extent the laws of the British Virgin Islands are mandatorily applicable to the Transactions).

8.12         Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RICH MOUNTAIN ENTERPRISES LIMITED

By:
Name: WEI GUO
Title: PRESIDENT

SHELL COMPANY SHAREHOLDER

ETERNAL CITY INVESTMENTS LTD.

RISE KING MANAGEMENT LIMITED

By:
Name: XUDONG LIU
Title: DIRECTOR

By:
Name: NING LI
Title: DIRECTOR

DAWNING HOLDING LIMITED

WELLYI HOLDING LIMITED

HAOTAI HOLDING LIMITED

RUIZE HOLDING LIMITED

PO CHEUNG HOLDING LIMITED

RYEFONE INC. LIMITED

VISION GUIDE HOLDING LIMITED

GOOD BRIDGE HOLDINGS LIMITED

JING HUANG

Leopard Management Holdings Ltd.

Patriot Management Ltd.

MARKO INTERNATIONAL LIMITED

CITY LINKAGE HOLDINGS LIMITED

SCHEDULE A

Shell Company Shareholder:

ETERNAL CITY INVESTMENTS LTD. – 50,000 ordinary shares (5,000,000 ordinary shares following the effectiveness of the Amended Charter)
35/F Central Plaza
18 Harbour Road
Wanchai, Hong Kong

RISE KING Shareholders:

DAWNING HOLDING LIMITED 63.6% (31800 ordinary shares)
P.O.Box957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

WELLYI HOLDING LIMITED 7.5% (3750 ordinary shares)
P.O.Box957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

HAOTAI HOLDING LIMITED 5.5% (2750 ordinary shares)
P.O.Box957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

RUIZE HOLDING LIMITED 4% (2000 ordinary shares)
P.O.Box957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

PO CHEUNG HOLDING LIMITED 2.4% (1200 ordinary shares)
P.O.Box957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

RYEFONE INC. LIMITED 0.5% (250 ordinary shares)
Room 2707 27F, Shui On Centre 6-8 Harbour Road, Wanchai, Hong Kong, P.R.China

VISION GUIDE HOLDING LIMITED 2% (1000 ordinary shares)
P.O.Box957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

GOOD BRIDGE HOLDINGS LIMITED 3% (1500 ordinary shares)
Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands

JING HUANG 1% (500 ordinary shares)
APT.2006, 19 BUILDING, NO.4 CUIWEI ROAD, HAIDIAN DISTRICT, BEIJING, P.R.CHINA

Leopard Management Holdings Ltd. 4.9% (2450 ordinary shares)
Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands

Patriot Management Ltd. 4.6% (2300 ordinary shares)
Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands

MARKO INTERNATIONAL LIMITED 0.35% (175 ordinary shares)
Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands

CITY LINKAGE HOLDINGS LIMITED 0.65% (325 ordinary shares)
Akara Bldg., 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands

SCHEDULE B

Name of Shareholder	Number of Shares Newly Issued by the Shell	Number of Shares Acquired from the Shell Shareholder	Total Number of Shell Shares Held Following the Share Exchange
DAWNING HOLDING LIMITED	4,452,000	3,180,000	7,632,000
WELLYI HOLDING LIMITED	525,000	375,000	900,000
HAOTAI HOLDING LIMITED	385,000	275,000	660,000
RUIZE HOLDING LIMITED	280,000	200,000	480,000
PO CHEUNG HOLDING LIMITED	168,000	120,000	288,000
RYEFONE INC. LIMITED	35,000	25,000	60,000
VISION GUIDE HOLDING LIMITED	140,000	100,000	240,000
GOOD BRIDGE HOLDINGS LIMITED	210,000	150,000	360,000
JING HUANG	70,000	50,000	120,000
Leopard Management Holdings Ltd.	343,000	245,000	588,000
Patriot Management Ltd.	322,000	230,000	552,000
MARKO INTERNATIONAL LIMITED	24,500	17,500	42,000
CITY LINKAGE HOLDINGS LIMITED	45,500	32,500	78,000
Total	7,000,000	5,000,000	12,000,000

ANNEX A

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Amended Charter” has the meaning set forth in Section 6.1(e) of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange” has the meaning set forth in the Background Section of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree. “Laws” means the plural of any of the foregoing.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance. “Liens” means the plural of any of the foregoing.

“RISE KING” has the meaning set forth in the Preamble of this Agreement.

“RISE KING Constituent Instruments” means the certificate of incorporation and memorandum and articles of association of RISE KING and such other constituent instruments of RISE KING as may exist, each as amended to the date of this Agreement.

“RISE KING Disclosure Letter” means the letter delivered from RISE KING to Shell Company concurrently herewith.

“RISE KING Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“RISE KING Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“RISE KING Stock” has the meaning set forth in the Background Section of this Agreement.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in Section 1.1 of this Agreement.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shell Company” has the meaning set forth in the Preamble of this Agreement.

“Shell Company Constituent Instruments” means the certificate of incorporation and memorandum and articles of association of Shell Company and such other constituent instruments of Shell Company as may exist, each as amended to the date of this Agreement.

“Shell Company Material Adverse Effect” has the meaning set forth in Section 4.1 of this Agreement.

“Shell Company Stock” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to such forms of taxation, including all interest, penalties and additions imposed with respect to such amounts. “Tax” means the singular of any of the foregoing.

“Tax Returns” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Document” means any of this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting RISE KING Debt” has the meaning set forth in Section 3.3 of this Agreement.

“Voting Shell Company Debt” has the meaning set forth in Section 4.3 of this Agreement.